December 10, 2004

For Immediate Release

Collegiate Pacific Completes Acquisition of Orlando Team Sports

•	Provides strategic hub in lucrative Florida market

•	Increases sales force to 140 road sales professionals

•	To add $7M+ to FY06 (starts July 1, 2005)

Dallas, TX. Collegiate Pacific today announced it has completed the acquisition of Orlando Team Sports (OTS). Founded in 1994, Orlando Team Sports is believed to be the largest and fastest-growing team sporting goods distributor in the state of Florida, covering the state from Jacksonville to Miami. The purchase price of approximately $3,000,000 plus the assumption of selected liabilities was made in a combination of cash, stock and notes.

Adam Blumenfeld, President of Collegiate Pacific, stated: “We are pleased to have concluded the OTS acquisition ahead of schedule. The quick closure is a testament to the clean operations and sound management of OTS. We are delighted to be bringing Michael McWeeney aboard as well as Rhanda Chinote. They will both serve as important members of our executive management team going forward.”

Mr. Blumenfeld continued: “We anticipate OTS will be an immediate contributor to sales and earnings, and to contribute more than $7 million in net sales to FY06 (starting July 1, 2005). We have already begun the training process with OTS sales personnel in relation to Collegiate Pacific’s proprietary equipment, and forsee incremental sales and income leverage as we integrate our full line of products. OTS provides Collegiate Pacific with an important team hub in the nation’s premiere year-round sports market of Florida. We intend to leverage the infrastructure and expertise of OTS to further expand distribution in this region.”

“OTS fits Collegiate Pacific’s criteria of sound management; a profitable growing business, and geographic compatibility with our existing sales force. We continue to review a multitude of additional opportunities as we look to selectively deploy the more than $40 million in capital currently on-hand.”

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Collegiate Pacific, Dallas
Michael Blumenfeld, 972-243-8100
or
Adam Blumenfeld, 972-243-0879

Source: Collegiate Pacific